Larry Pierce

Mindy Mills

Media Relations

Investor Relations

(713) 369-9407

(713) 369-9490

www.kindermorgan.com

KINDER MORGAN, INC. REPORTS RECORD EARNINGS;

EPS UP 15 PERCENT

HOUSTON, April 20, 2005 – Kinder Morgan, Inc. (NYSE: KMI) today reported a 15 percent increase in diluted earnings per share from continuing operations with first quarter income from continuing operations of $145.7 million, or $1.17 per common share, compared to first quarter 2004 income of $127 million, or $1.02 per share.

KMI Chairman, CEO and President Richard D. Kinder said, “A strong performance by Natural Gas Pipeline Company of America (NGPL), along with our  ownership of the general partner of Kinder Morgan Energy Partners, L.P. (NYSE: KMP), combined to produce record first quarter net income. KMI generated approximately $252.3 million in cash flow for the quarter, a good start toward achieving our published annual budget of more than $622.6 million in cash flow.”  (Cash flow is defined as pre-tax income before DD&A, less cash paid for income taxes and sustaining capital expenditures.)

In the first quarter, KMI repurchased approximately $154 million in KMI shares.  As noted in the company’s published budget, KMI plans to repurchase approximately $222 million in KMI shares during 2005.  “We will continue to return cash to our shareholders in an economic and tax-efficient manner, either through our stock repurchase program or by further increasing the dividend, while at the same time maintaining a strong balance sheet,” Kinder said.  KMI’s board of directors voted today to increase the total authorized share repurchase program to $800 million, from $750 million, consistent with the company’s published budget (posted on www.kindermorgan.com).  KMI’s ratio of total debt-to-capital was approximately 39 percent at the end of the first quarter, relatively flat compared to year-end 2004.

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KMI – Q1 Earnings	Page 2

KMI’s board of directors declared a quarterly dividend of $0.70 per common share ($2.80 annualized), payable on May 13, 2005, to shareholders of record as of April 29, 2005.  KMI announced a 24 percent increase in its quarterly dividend from $0.5625 ($2.25 annualized) on January 18, 2005.

Overview of Business Segments

KMI’s investments in KMP contributed $132.9 million of pre-tax earnings to KMI in the first quarter, up 20 percent from $110.5 million for the first quarter of 2004.  KMI will receive $141 million in total distributions from its investment in KMP for the first quarter, compared to $116.8 million in the same period a year ago.

“KMP had another superb first quarter and its cash flow continued to increase due to both strong internal growth and contributions from acquisitions,” Kinder said.  “All four of KMP’s businesses reported increased segment earnings compared to the first quarter last year.”  As KMP’s distributions grow, KMI’s general partner share of those distributions grows as well, up to 50 percent of incremental distributions.

Natural Gas Pipeline Company of America (NGPL) reported first quarter segment earnings of $114.2 million, a 7 percent increase from $106.7 million in the first quarter of 2004.  “NGPL’s strong results were driven by an increase in transportation margins and storage revenues,” Kinder said.  “We continue to benefit from successful contract negotiations, as firm, long-haul transportation capacity on NGPL is 91 percent sold out through 2005 and storage is fully contracted until April 2006.”  Throughput volumes were relatively flat despite warmer than normal weather in the first quarter.  The level of throughput has only a modest impact on earnings, however, because the vast majority of transportation and storage revenues come from contractually-secured demand charges that customers pay regardless of the amount of natural gas they ship through the pipeline.

In March, NGPL received its FERC certificate authorizing a 10 billion cubic feet (Bcf) expansion of its Sayre storage field in Oklahoma.  The approximately $35 million expansion is expected to begin service in the spring of 2006 and all of the

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KMI – Q1 Earnings	Page 3

expansion capacity has been contracted for under long-term agreements.  In addition, NGPL recently completed an open season for a 10 Bcf expansion at its North Lansing storage facility in Texas. Binding, long-term precedent agreements have been executed for all of the expansion capacity, and NGPL intends to file for project approval with the FERC later this year.  The approximately $64 million expansion is expected to begin service in the spring of 2007.

Retail reported first quarter segment earnings of $33.1 million, down slightly from $33.7 million in the same period a year ago.  Volumes declined about 17 percent primarily due to warmer than normal weather, but the financial impact on KMI was minimal because of the company’s effective hedging program.  “Retail continues to focus on expansion projects on the Western Slope of Colorado,” Kinder said.  “We expect to connect approximately 3,600 new meters in the state in 2005, which would represent a 5 percent growth rate for our Colorado service territory.”

Power generated first quarter segment earnings of $4.4 million, up from $3.7 million in the first quarter of 2004, led by a solid performance at the company’s Fort Lupton, Colo., natural gas-fired power plant.  In 2005, Power is expected to only produce about 1 percent of the total of KMI’s budgeted segment earnings.

Outlook

In January, KMI published its budget showing earnings of approximately $4.22 per share in 2005, and the company expects to meet or exceed that target.  KMI anticipates increasing its dividend on at least an annual basis.

Kinder Morgan, Inc. is one of the largest energy transportation and storage companies in America, operating more than 35,000 miles of natural gas and products pipelines and approximately 135 terminals.  Kinder Morgan, Inc. owns the general partner interest of Kinder Morgan Energy Partners, L.P., one of the largest publicly traded pipeline limited partnerships in the United States in terms of market capitalization.  Combined, the two companies have an enterprise value of approximately $26 billion.  (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

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KMI – Q1 Earnings	Page 4

Please join us at 4:30 p.m. Eastern Time on Wednesday, April 20, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

In this release, we present a measure of cash flow that differs from cash flow measures prepared under Generally Accepted Accounting Principles (GAAP).  In this release, we have defined cash flow to be pre-tax income from continuing operations before depletion, depreciation and amortization (DD&A), less cash paid for income taxes and less sustaining capital expenditures.  In each case, the amounts included in the calculation of these measures are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not a defined term under GAAP.  Sustaining capital expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity of an asset.  We routinely calculate and communicate this measure to investors.  We believe that continuing to provide this information results in consistency in our financial reporting.  In addition, we believe that this measure is useful to investors because it provides investors with a quick, simple and reasonable estimate of our cash flow available for expansion projects, debt repayment, dividends and share repurchases.

We believe the most directly comparable cash flow measure computed under GAAP is “cash flows provided by continuing operations.”  This GAAP measure differs from the cash flow measure used in this release in that (1) it is not reduced for sustaining capital expenditures, and (2) it is affected by a number of items that are not taken into account in the cash flow measure used in this release, including (i) adjustments for equity in earnings, (ii) distributions from equity investments, (iii) minority interests in income of consolidated subsidiaries, (iv) deferred purchased gas costs, (v) changes in gas in underground storage, (vi) changes in other working capital items, (vii) net gains or losses on sales of facilities, (viii) payments for termination of interest rate swaps, (ix) pension contributions in excess of expense, and (x) other, net.  We have attached a reconciliation of cash flow to preliminary cash provided by continuing operations for actual results.  Cash flow should be considered in conjunction with cash provided by continuing operations, as defined by GAAP.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

KINDER MORGAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2005	2004
Operating Revenues:
Natural Gas Transportation and Storage	$ 207,360	$ 198,793
Natural Gas Sales	109,849	137,102
Other	19,674	16,691
Total Operating Revenues	336,883	352,586

Operating Costs and Expenses:
Gas Purchases and Other Costs of Sales	112,610	133,471
Operations and Maintenance	40,145	36,194
General and Administrative	16,673	22,288
Depreciation and Amortization	29,355	29,481
Taxes, Other Than Income Taxes	8,548	8,381
Total Operating Costs and Expenses	207,331	229,815

Operating Income	129,552	122,771

Other Income and (Expenses):
Equity in Earnings of Kinder Morgan Energy Partners	156,039	128,767
Equity in Earnings of Other Equity Investments	3,313	2,807
Interest Expense, Net	(35,764)	(32,434)
Interest Expense - Deferrable Interest Debentures	(5,478)	(5,478)
Minority Interests	(12,354)	(9,308)
Other, Net	6,068	759
Total Other Income and (Expenses)	111,824	85,113

Income From Continuing Operations Before Income Taxes	241,376	207,884
Income Taxes	95,671	80,842
Income From Continuing Operations	145,705	127,042
Loss on Disposal of Discontinued Operations, Net of Tax	(1,812)	-
Net Income	$ 143,893	$ 127,042

Basic Earnings (Loss) Per Common Share:
Income From Continuing Operations	$ 1.18	$ 1.03
Loss on Disposal of Discontinued Operations	(0.01)	-
Total Basic Earnings Per Common Share	$ 1.17	$ 1.03

Number of Shares Used in Computing Basic
Earnings Per Common Share	123,204	123,715

Diluted Earnings (Loss) Per Common Share:
Income From Continuing Operations	$ 1.17	$ 1.02
Loss on Disposal of Discontinued Operations	(0.01)	-
Total Diluted Earnings Per Common Share	$ 1.16	$ 1.02

Number of Shares Used in Computing Diluted
Earnings Per Common Share	124,413	124,938

Dividends Per Common Share	$ 0.7000	$ 0.5625

KINDER MORGAN, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2005	2004

Equity in Earnings of Kinder Morgan Energy Partners	$ 156,039	$ 128,767
Segment Earnings: [1]
NGPL	114,209	106,746
TransColorado [2]	-	5,627
Retail	33,067	33,681
Power	4,366	3,723
	307,681	278,544
General and Administrative Expenses	(16,673)	(22,288)
Interest Expense, Net	(35,764)	(32,434)
Interest Expense, Deferrable Interest Debentures	(5,478)	(5,478)
Other	(8,390)	(10,460)
Income From Continuing Operations Before Income Taxes	241,376	207,884
Income Taxes	95,671	80,842
Income From Continuing Operations	$ 145,705	$ 127,042

Earnings Attributable to Investments in KMP

	Three Months Ended March 31,
	2005	2004

General Partner Interest, Including
Minority Interest in the OLPs	$ 114,079	$ 93,515
Limited Partner Units (KMP)	11,140	9,599
Limited Partner i-units (KMR)	30,820	25,653
	156,039	128,767
Pre-tax Minority Interest in KMR [3]	(23,187)	(18,255)
Pre-tax KMI Earnings from Investments in KMP	$ 132,852	$ 110,512

Additional Information

	Three Months Ended March 31,
	2005	2004
	(Units and Shares in Millions)
Average KMP Units Owned by KMI	19.7	18.3
KMP Earnings per Unit	$ 0.56	$ 0.52
Average KMR Shares Owned by KMI	14.7	14.2
Average Total KMR Shares Outstanding	54.6	49.4

Volume Highlights

	Three Months Ended March 31,
	2005	2004
Systems Throughput (Trillion Btus):
NGPL [4]	444.9	444.4
Retail [5]	15.2	18.4

Btus = British thermal units

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[1]	Operating income before corporate costs plus gains and losses on incidental sales of assets plus earnings from equity method investments.
[2]	Our investment in TransColorado Gas Transmission Company was contributed to Kinder Morgan Energy Partners, effective November 1, 2004.
[3]	Minority interest, net of tax (as reported in the Consolidated Statements of Income), was $14,376 and $11,318 for the three months ended March 31, 2005 and 2004, respectively.
[4]	Excludes transport for Kinder Morgan Texas and Kinder Morgan Tejas intrastate pipelines.
[5]	Excludes transport volumes of intrastate pipelines.

KINDER MORGAN, INC. AND SUBSIDIARIES
PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	March 31, 2005	December 31, 2004
Assets:
Cash and Cash Equivalents	$ 10	$ 177
Other Current Assets	339	293
Investments	3,247	3,399
Property, Plant and Equipment, Net	5,834	5,852
Other Assets	373	396
Total Assets	$ 9,803	$ 10,117

Liabilities and Stockholders' Equity:
Notes Payable and Current Maturities of Long-term Debt	$ 226	$ 505
Other Current Liabilities	344	334
Other Liabilities and Deferred Credits	2,612	2,678
Long-term Debt:
Outstanding Notes and Debentures	2,508	2,258
Deferrable Interest Debentures Issued to Subsidiary Trusts	284	284
Value of Interest Rate Swaps	41	88
	2,833	2,630
Minority Interests in Equity of Subsidiaries	1,083	1,105
Stockholders' Equity:
Accumulated Other Comprehensive Loss	(145)	(55)
Other Stockholders' Equity	2,850	2,920
Total Stockholders' Equity	2,705	2,865
Total Liabilities and Stockholders' Equity	$ 9,803	$ 10,117

Total Debt [1]	$ 2,724	$ 2,586
Total Capital [2]	$ 6,941	$ 6,895
Ratio of Total Debt to Total Capital	39.2%	37.5%

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[1]	Notes payable and current maturities of long-term debt plus outstanding notes and debentures, less cash and cash equivalents.
[2]	Total debt plus deferrable interest debentures issued to subsidiary trusts plus minority interests in equity of subsidiaries plus stockholders' equity less accumulated other comprehensive loss.

KINDER MORGAN, INC. AND SUBSIDIARIES

RECONCILIATION OF PRELIMINARY CASH FLOW (UNAUDITED)

(DOLLARS IN MILLIONS)

	Three Months Ended March 31,
	2005	2004
Simplified Calculation of Cash Flow Per Press Release
Income From Continuing Operations Before Income Taxes	$ 241.4	$ 207.9
Add: Depreciation and Amortization	29.4	29.5
Less: Sustaining Capital Expenditures	(11.4)	(10.8)
Less: Cash Paid for Income Taxes	(7.1)	(2.4)
Simplified Calculation of Cash Flow Per Press Release	$ 252.3	$ 224.2

Reconciliation of Simplified Calculation to Preliminary Statement of Cash Flow
Simplified Calculation of Cash Flow Per Press Release	$ 252.3	$ 224.2
Add Back: Sustaining Capital Expenditures	11.4	10.8
Subtotal	263.7	235.0
Other Adjustments [1]	(219.9)	(67.2)
Net Cash Flows Provided by Continuing Operations	$ 43.8 [2]	$ 167.8

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[1]

Adjustments for equity in earnings, distributions from equity investments, minority interests in income of consolidated subsidiaries, deferred purchased gas costs, changes in gas in underground storage, changes in other working capital items, net gains or losses on sales of facilities, pension contributions in excess of expense, payment to terminate interest rate swap and other, net.

[2]	Preliminary estimate. Final statement of cash flows will be provided on Form 10-Q.